UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 28, 2014

Midstates Petroleum Company, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35512 (Commission file number)	45-3691816 (I.R.S. employer identification number)

4400 Post Oak Parkway, Suite 1900 Houston, Texas (Address of principal executive offices)	77027 (Zip code)

Registrant’s telephone number, including area code: (713) 595-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

As previously disclosed, on March 9, 2014 Midstates Petroleum Company, Inc. (the “Company”) and Midstates Petroleum Company LLC (“Midstates Sub”) entered into commitment letters with SunTrust Bank, SunTrust Robinson Humphrey, Inc., Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Goldman Sachs Bank USA, Merrill Lynch, Piece, Fenner & Smith Incorporated, Natixis New York Branch and Royal Bank of Canada to, among other things, provide for a Senior Secured Bridge Facility (“Bridge Facility”) in the amount of $125 million.

On March 28, 2014, the Company entered into a certain Fifth Amendment (the “Fifth Amendment”), to the Company’s existing Second Amended and Restated Credit Agreement (as amended, the “Credit Facility”), dated as of June 8, 2012, between the Company, as parent, Midstates Sub, as the borrower, SunTrust Bank, as administrative agent, and the other parties thereto to permit Midstates Sub to enter into the Bridge Facility and affirm the current borrowing base thereunder and provide for a decrease of the borrowing base to $475 million upon the occurrence of certain events.  Additionally, the Fifth Amendment amended certain provisions of the Credit Facility to, among other things, (i) subject to certain events, release Midstates Sub’s Louisiana assets from liens securing the Credit Facility, (ii) increase the applicable margin for LIBOR Loans from a range of 1.75% to 2.75% depending on borrowing base utilization to a range of 2.00% to 3.00%, with corresponding changes to the applicable margin for base rate loans, (iii) amend the leverage ratio to be (A) 4.75:1.00 for the quarter ending March 31, 2014, (B) 4.50:1.00 for the quarter ending June 30, 2014, (C) 4.25:1.00 for the quarters ending September 30, 2014 and December 31, 2014 and (D) 4.00:1.00 for each quarter thereafter; provided that the leverage ratio shall be increased by .50 for the quarter of, and the two quarters following, the consummation of the sale of all of Midstates Sub’s ownership interest in developed and undeveloped acreage in the Pine Prairie field area of Evangeline Parish, Louisiana for consideration equal to or greater than $100 million and (iv) allow for the Bridge to be secured by a second lien on the Midstates Sub’s Mississippian assets.  As consideration for the participating lenders’ consent to the Fifth Amendment, Midstates Sub paid a .10% amendment fee on the $475 million borrowing base.

The foregoing summary of the Fifth Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Fifth Amendment, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2014, the Board of Directors (the “Board”) of Midstates Petroleum Company, Inc. (the “Company”) elected George A. DeMontrond as a director, effective April 1, 2014. Mr. DeMontrond will serve as a Class III director, and he will stand for reelection at the Company’s annual meeting of stockholders in 2015. Mr. DeMontrond replaces Anastasia Deulina on the Board, who notified the Company on March 31, 2014 that she would resign from the Board, effective April 1, 2014.

The Board has determined that Mr. DeMontrond is an independent director under Sections 303A.02 and 303A.05 of the New York Stock Exchange Listed Company Manual. Mr. DeMontrond will serve as a member of the Compensation Committee.

In connection with the closing of our initial public offering, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with FR Midstates Interholding, L.P. (“FRMI”), Stephen J. McDaniel (a current member of the Board), and certain of our then-executive officers and other members of our management team. The Stockholders’ Agreement grants FRMI the right to nominate two members of our Board of Directors so long as FRMI holds at least 25% of our outstanding shares of Common Stock, and if a vacancy is created on the Board at any time by death, disability, retirement, resignation, removal (with or without cause) of a Director nominated by FRMI, FRMI shall be entitled to designate a replacement director to fill such vacancy. FRMI has designated Mr. DeMontrond to fill the vacancy created by the resignation of Ms. Deulina. The Stockholders’ Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on April 25, 2012 and is incorporated by reference herein in its entirety.

As a director designated by FRMI, Mr. DeMontrond will not receive any compensation for his service as a member of the Board, in accordance with the Company’s policies for compensating directors. There are no relationships between Mr. DeMontrond and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K

The Company expects to enter into an indemnification agreement with Mr. DeMontrond, a form of which was attached as Exhibit 10.12 to the Company’s Registration Statement on Form S-1/A on February 16, 2012 and is incorporated by reference herein in its entirety. The indemnification agreement will require the Company to indemnify Mr. DeMontrond to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1

Fifth Amendment to Second Amended and Restated Credit Agreement, dated as of June 8, 2012, by and among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC, SunTrust Bank as administrative agent and the other lender parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: April 3, 2014
	By:	/s/ Eric J. Christ
Eric J. Christ
Vice President — Legal and Corporate Secretary

Exhibit No.	Description of Exhibit

10.1

Fifth Amendment to Second Amended and Restated Credit Agreement, dated as of June 8, 2012, by and among Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC, SunTrust Bank as administrative agent and the other lender parties thereto.